Exhibit 12
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                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)
                                Six
                                Months
                                Ended          Years Ended December 31
                                June 30,  -------------------------------------
                                1999     1998     1997    1996    1995    1994
                                -------  ----     ----    ----    ----    ----
Income (loss) from continuing
 operations before income taxes $355.2  $604.7  $(729.8) $ 86.7 $(781.1) $ 14.6
Add (deduct) share of loss
  (income) of associated
  companies                       15.0   (  .3)     5.9    (4.9)    5.0    16.6
                                ------- ------   ------  ------  ------  ------
    Subtotal                     370.2   604.4   (723.9)   81.8  (776.1)   31.2
                                ------- ------   ------  ------  ------  ------
Interest expense                  68.9   171.7    233.2   249.7   202.1   203.7
Amortization of debt issuance
  expenses                         2.0     4.6      6.7     6.3     5.1     6.2
Portion of rental expense
  representative of interest      24.3    48.5     51.2    59.2    65.3    65.0
                                ------  ------  -------  ------  ------  ------
    Total Fixed Charges           95.2   224.8    291.1   315.2   272.5   274.9
                                ------  ------  -------  ------  ------  ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $465.4  $829.2  $(432.8) $397.0 $(503.6) $306.1
                                ======  ======  =======  ====== =======  ======
Ratio of earnings to fixed
  charges                         4.89    3.69    (a)      1.26    (a)     1.11
                                ======  ======  =======  ======  ======  ======

(a) Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $723.9 and $776.1 million, respectively.


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